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                  1st FRANKLIN FINANCIAL CORPORATION

                          INDEX TO EXHIBITS


Exhibit No.                                                   Page No.

    19           Quarterly Report to Investors for the
                   Nine Months Ended September 30, 1995. . . .   5

    27           Financial Data Schedule . . . . . . . . . . .  14

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